Exhibit 10.1

SHARE LENDING AGREEMENT

Dated as of June 24, 2026

Among

HERTZ GLOBAL HOLDINGS, INC. (“Lender”),

And

J.P. MORGAN SECURITIES LLC (“Borrower”)

This AGREEMENT sets forth the terms and conditions under which Borrower may borrow from Lender shares of Common Stock (as defined below).

The parties hereto agree as follows:

Section 1. Certain Definitions. The following capitalized terms shall have the following meanings:

“Business Day” means a day on which regular trading occurs in the principal trading market for the Common Stock and on which banking institutions in New York City are generally open for business.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other securities intermediary at which Borrower and Lender maintain accounts.

“Closing Price” means, on any day and with respect to the Common Stock, (i) if the Common Stock is listed on a national or regional U.S. securities exchange or is included in the OTC Bulletin Board Service (operated by the Financial Industry Regulatory Authority, Inc.) or any successor thereto, the last reported sale price, regular way, in the principal trading session on such day on such market or service on which the Common Stock is then listed or is included, as the case may be (or, if the day of determination is not a Business Day, the immediately preceding Business Day), and (ii) if the Common Stock is not so listed or included or if the last reported sale price is not obtainable (even if the Common Stock is listed on such market or included in such service), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to Lender.

“Collateral” means Eligible Collateral held in the Collateral Account.

“Collateral Account” means, collectively, the accounts through which the Collateral Agent holds posted Collateral as contemplated by the JPM Lending Agreements (as defined below).

“Collateral Agent” has the meaning set forth in Section 21.

“Common Stock” means the shares of common stock, par value $0.01 per share, of Lender; provided that, if the Common Stock shall be exchanged for or converted into any other security, assets and/or other consideration (including cash) as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), then, effective upon such exchange or conversion, the amount of such other security, assets and/or other consideration received in exchange for one share of Common Stock shall be deemed to become one share of Common Stock. For purposes of the foregoing, where a share of Common Stock may be converted into or exchanged for more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of the Common Stock.

“Cutoff Time” means 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice, in which case such other time will be the “Cutoff Time.”

“Eligible Collateral” means any Cash and Eligible Non-Cash Collateral. Each of the parties to this Agreement hereby agrees that Cash and each item within the definition of Eligible Non-Cash Collateral shall be treated as a “financial asset” as defined by Section 8-102(a)(9) of the UCC.

“Eligible Non-Cash Collateral” means U.S. Treasury bills and notes, any irrevocable letter of credit issued by a bank as defined in Section 3(a)(6)(A)-(C) of the Exchange Act and any other property permitted to serve as collateral securing a loan of securities under Rule 15c3-3 under the Exchange Act pursuant to exemptive, interpretive or no-action relief or otherwise.

“Exchangeable Notes” means the $350,000,000 aggregate principal amount of 6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030 issued by the Notes Issuer (plus up to an additional $50,000,000 aggregate principal amount of Exchangeable Notes subject to the initial purchasers option to purchase additional Exchangeable Notes).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Termination Date” means the earliest to occur of (i) October 1, 2030; (ii) the date that is three months after the first date following the Closing Date when none of the Exchangeable Notes remains outstanding and (iii) the date, if any, on which this Agreement is terminated pursuant to Section 15.

“Indenture” means the indenture to be dated as of June 29, 2026 between Notes Issuer and Computershare Trust Company, N.A., as trustee (the “Trustee”), to provide for the form, terms and other provisions of the Exchangeable Notes.

“Loaned Shares” means shares of Common Stock transferred in a Loan hereunder until such Common Stock (or identical Common Stock) is transferred back to Lender hereunder; provided that, to the extent Borrower subsequently transfers to another transferee shares of Common Stock initially transferred to Borrower hereunder, “Loaned Shares” means an equivalent number of identical shares of Common Stock. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall, effective as of the payment or delivery date of any such event, be proportionately increased or decreased, as the case may be. If the outstanding shares of Common Stock shall be exchanged for or converted into any new or different security or securities, assets and/or other consideration, as described in the definition of “Common Stock,” such new or different security or securities, assets and/or other consideration shall, effective upon such exchange or conversion, as the case may be, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of “Common Stock.” For purposes of return of Loaned Shares by Borrower or purchase or sale of securities pursuant to Section 5 or 11, Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Lending Agent” has the meaning set forth in Section 21.

“Market Value” means, on any day, (i) with respect to Common Stock, the most recent Closing Price of the Common Stock prior to such day and (ii) with respect to any Collateral that is (a) Cash, the face amount thereof, (b) a letter of credit, the undrawn amount thereof and (c) any other security or property, the market value thereof, as determined by the Collateral Agent in accordance with market practice for such securities or property, based on the price for such security or property as of the most recent close of trading obtained from a generally recognized source or the closing bid quotation at the most recent close of trading obtained from such source, plus accrued interest to the extent not included therein, unless market practice with respect to the valuation of such securities or property in connection is to the contrary.

“Notes Issuer” means The Hertz Corporation, a Delaware corporation.

“Securities Act” means the Securities Act of 1933, as amended.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

Section 2. Loan of Shares; Transfer of Loaned Shares.

(a)  Subject to the terms and conditions of this Agreement, in consideration of Borrower’s agreements hereunder and other good and valuable consideration (the receipt of which is hereby acknowledged), Lender hereby agrees to lend to Borrower, on the closing date of the initial issuance of the Exchangeable Notes (the “Closing Date”), 37,037,037 shares of Common Stock through the issuance by Lender of such Loaned Shares upon the terms, and subject to the conditions, set forth in this Agreement (such issuance and loan, the “Loan”); provided that Lender shall have no obligation to make the Loan unless the closing of the initial issuance of the Exchangeable Notes shall have occurred or shall occur substantially contemporaneously therewith. The Loan shall be confirmed through the book-entry settlement system of the Clearing Organization. The records maintained by the Lending Agent (as defined below) shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of the Loan.

(b)  Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to borrow or have any right to take delivery of, or otherwise receive or be deemed to have received, any shares of Common Stock hereunder to the extent (but only to the extent) that after receipt of such shares (i) the Section 16 Percentage would exceed 7.5%, (ii) Borrower, or any “affiliate” or “associate” of Borrower, would be an “interested stockholder” of Lender, as all such terms are defined in Section 203 of the Delaware General Corporation Law or (iii) the Share Amount would exceed the Applicable Share Limit. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of shares of Common Stock that Borrower and any of its affiliates or any other person subject to aggregation with Borrower for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Borrower is or may be deemed to be a part (“Borrower Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of shares of Common Stock outstanding on such day. The “Share Amount” as of any day is the number of shares of Common Stock that Borrower and any person whose ownership position would be aggregated with that of Borrower (Borrower or any such person, a “Borrower Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Lender that are, in each case, applicable to ownership of shares of Common Stock (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Borrower in its reasonable discretion. The “Applicable Share Limit” means a number of shares of Common Stock equal to (A) the minimum number of shares of Common Stock that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Borrower Person, or could result in an adverse effect on a Borrower Person, under any Applicable Restriction, as determined by Borrower in its reasonable discretion, minus (B) 1% of the number of shares of Common Stock outstanding. If any delivery owed to Borrower hereunder is not made, in whole or in part, as a result of a limitation set forth in this paragraph, Lender’s obligation to make such delivery shall not be extinguished and Lender shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Borrower gives notice to Lender that such delivery would not result in any such limitation being breached. If, notwithstanding the foregoing, any delivery of Common Stock is erroneously made to Borrower or Borrower otherwise receives or is deemed to have received Common Stock in excess of the foregoing limitation contrary to the first sentence of this paragraph, such Common Stock shall remain the property of Lender and Borrower shall be deemed to hold the same as bailee of Lender and shall have no voting, dispositive control or pecuniary interest with respect thereto.

(c)  Borrower agrees to pay Lender a single loan processing fee (the “Loan Processing Fee”) equal to $0.01 per Loaned Share. The Loan Processing Fee shall be paid by or on behalf of Borrower on or before the time of transfer of the Loaned Shares. Lender shall apply the Loan Processing Fee to fully pay for the Loaned Shares.

(d) Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the Closing Date. Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 13 below.

Section 3. Collateral.

(a)  Borrower shall, no later than the close of business on the Closing Date, transfer to Collateral Agent, for deposit to the Collateral Account, Eligible Collateral with a Market Value at least equal to the Market Value of the Loaned Shares as of the Closing Date to be managed in accordance with the JPM Lending Agreements.

(b)  Any Eligible Collateral deposited into the Collateral Account shall be security for Borrower’s obligations in respect of the Loaned Shares and for any other obligations of Borrower to Lender hereunder. Borrower hereby pledges, collaterally assigns and grants to Lender and to the Collateral Agent for the benefit of Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon transfer of the Loaned Shares by Lender to Borrower and which shall cease upon the transfer of any such Collateral to Borrower in accordance with the terms of this Agreement. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the UCC. Notwithstanding anything to the contrary herein, Lender may not use or invest the Collateral and shall give no instruction to the Collateral Agent or Lending Agent regarding the use or investment of Collateral, except as set forth in Section 11.

(c)  Following the transfer to Lender of Loaned Shares pursuant to Section 5, Lender will, if required by the Collateral Agent, direct the Collateral Agent to release to Borrower Collateral with a Market Value equal to the Market Value of the Loaned Shares so transferred but only to the extent that immediately following such transfer of Collateral, no Collateral Deficit would exist; provided that in the case of (x) a transfer to Lender of all outstanding Loaned Shares, (y) payment in full of Replacement Cash to Lender pursuant to Section 11(b) or (z) satisfaction of all Borrower’s obligations hereunder as a result of the purchase of Replacement Shares pursuant to Section 11(d), Lender will, if required by the Collateral Agent, direct the Collateral Agent to release all of the Collateral to Borrower. Such transfer of Collateral shall be made no later than the Cutoff Time on the day the Loaned Shares are transferred, or if such day is not a day on which a transfer of such Collateral may be effected under Section 13, or if the transfer of Loaned Shares by Lender to Borrower occurs after the Cutoff Time on such day, then in each case the next day on which such a transfer may be effected.

(d)  If Borrower transfers Collateral to Collateral Agent, as provided in this Section 3, and Lender does not transfer the Loaned Shares to Borrower, Borrower shall have the absolute right to the return of the Collateral and Lender shall direct the Collateral Agent accordingly; and if Lender transfers Loaned Shares to Borrower and Borrower does not transfer Collateral to Collateral Agent as provided in this Section 3, Lender shall have the absolute right to the return of the Loaned Shares and may direct the Collateral Agent or Lending Agent accordingly.

(e)  Borrower may, upon notice to Lender and Collateral Agent, substitute Eligible Collateral for Collateral securing the Loan; provided that such substituted Eligible Collateral shall have a Market Value such that the aggregate Market Value of such substituted Eligible Collateral, together with all other Collateral, shall equal or exceed the Market Value of the Loaned Shares as of the date of such substitution.

(f)  The parties acknowledge that Lender has appointed Collateral Agent to act as its agent for purposes of holding Collateral under the SSLA. The parties agree that, without limiting the generality of the foregoing, Collateral Agent shall not be subject to any fiduciary or other implied duties, other than as set forth in and subject to the provisions of “Standard of Care; Liabilities and Indemnity” of or otherwise under the SSLA. Borrower and Lender each agrees that the Collateral Agent shall have no liability for any action taken or omitted to be taken in accordance with the terms of this Agreement.

Section 4. Mark to Market.

(a)  Borrower shall daily mark to market the Loan hereunder, and if at the close of trading on any Business Day the aggregate Market Value of all Collateral shall be less than the Market Value of all the outstanding Loaned Shares (a “Collateral Deficit”), Borrower shall transfer to Collateral Agent, for deposit to the Collateral Account, no later than the following Business Day, additional Collateral so that the Market Value of such additional Collateral, when added to the Market Value of all other Collateral, shall equal or exceed the Market Value of the Loaned Shares on such Business Day of determination.

(b)  If at the close of trading on any Business Day the aggregate Market Value of all Collateral shall be greater than the Market Value of all the outstanding Loaned Shares (a “Collateral Excess”), Borrower may, by notice to Collateral Agent, demand that Collateral Agent transfer to Borrower such amount of the Collateral selected by Borrower so that the Market Value of the Collateral, after deduction of such amounts, shall thereupon be at least equal to the Market Value of the Loaned Shares on such Business Day of determination; provided that no Collateral Excess shall be returned to Borrower if at the time of transfer a Borrower Default has occurred and is continuing.

Section 5. Loan Terminations.

(a)  Borrower may terminate all or any portion of the Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares to Lender no later than the fifth Business Day following the date of such notice, without any consideration being payable in respect thereof by Lender to Borrower; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 6 hereof. Any such Loan termination shall be effective immediately upon delivery of the applicable Loaned Shares in accordance with the terms hereof.

(b)  Subject to Section 11 below, the Loan shall terminate on the Facility Termination Date, and all Loaned Shares, if any, then outstanding shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the Facility Termination Date; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 6 hereof.

(c)  Subject to Section 11 below, if the Loan is terminated upon the occurrence of a Default as set forth in Section 10, the Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the termination date of the Loan as provided in Section 10; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 6 hereof.

Section 6. Distributions.

(a)  If, at any time when there are Loaned Shares outstanding under this Agreement, Lender pays a cash dividend or makes a cash distribution in respect of all its outstanding shares of Common Stock, Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within five Business Days after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of Common Stock of such dividend or distribution, as the case may be, and (ii) the number of Loaned Shares outstanding at such time; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a dividend or distribution on such Loaned Shares but prior to the payment of such dividend or distribution on such Loaned Shares, Borrower shall nonetheless pay to Lender the amount of such dividend or distribution, as the case may be, within five Business Days after the payment of such dividend or distribution.

(b)  If, at any time when there are Loaned Shares outstanding under this Agreement, Lender makes a distribution in respect of its outstanding Common Stock (other than a distribution upon liquidation or a reorganization in bankruptcy) in property or securities, other than a distribution of Common Stock, including any options, warrants, rights or privileges in respect of securities (including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) to the then holder or holders of such Loaned Shares (a “Non-Cash Distribution”), then, without prejudice to Borrower’s rights under Section 5(a) above, Borrower shall, at its option, either (i) deliver to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares) in kind, within five Business Days after the date of such Non-Cash Distribution, the property or securities distributed in an amount equal to the product of (x) the amount per share of Common Stock of such Non-Cash Distribution and (y) the number of Loaned Shares on the record date for such Non-Cash Distribution or (ii) elect that the number of Loaned Shares then outstanding under this Agreement shall be deemed adjusted in the same manner as the conversion rate of the Exchangeable Notes is required to be adjusted in respect of such Non-Cash Distribution; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a distribution on such Loaned Shares but prior to the payment of such distribution on such Loaned Shares, Borrower shall nonetheless comply with the provisions of this subsection (b) as if such Loaned Shares were outstanding on the date of such distribution. If clause (i) above applies, the provisions of Section 11(b) shall apply, mutatis mutandis, to any such property or securities to be delivered by Borrower as if such securities or property were Loaned Shares and the Agreement had been terminated.

(c)  Any interest or other cash payment made on or in respect of any Collateral hereunder shall, subject to subsection (e) below, be delivered by the Collateral Agent to Borrower on the date such interest or other cash payment is received by the Collateral Agent and Lender shall deliver any required instruction to Collateral Agent accordingly.

(d)  Any non-cash distribution made on or in respect of any Collateral hereunder shall, subject to subsection (e) below, be delivered by the Collateral Agent to Borrower on the date such non-cash distribution is received by the Collateral Agent and Lender shall deliver any required instruction to Collateral Agent accordingly.

(e)  If the cash or other property received by the Collateral Agent under the provisions of subsection (c) or (d) of this Section 6 qualifies as Collateral, to the extent that a transfer of such cash or other property to Borrower by the Collateral Agent would give rise to a Collateral Deficit, the Collateral Agent shall (only to the extent of any such Collateral Deficit) not make such transfer of cash or other property in accordance with this Section 6, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under this Section 6 to the Collateral Account, and the parties shall deliver any required instruction to the Collateral Agent accordingly ..

Section 7. Rights in Respect of Loaned Shares.

Subject to the terms of this Agreement, including Borrower’s obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by Borrower and Lender or Borrower and any subsequent transferee of Loaned Shares, insofar as such person is the owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others.

Section 8. Representations and Warranties.

(a)  Each of Borrower and Lender represent and warrant to the other that:

(i)  it has full power to execute and deliver this Agreement, to enter into the Loan contemplated hereby and to perform its obligations hereunder;

(ii)  it has taken all necessary action to authorize such execution, delivery, entry and performance;

(iii)  this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto; and

(iv)  the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate or articles of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any material contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b)  Lender represents and warrants to Borrower, as of the date hereof, and as of the date the Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that the Loaned Shares and all other outstanding shares of Common Stock of Lender have been duly authorized and, upon the issuance and delivery of such Loaned Shares to Borrower in accordance with the terms and conditions hereof, will be duly authorized, validly issued, fully paid non-assessable shares of Common Stock, and the shareholders of Lender have no preemptive rights with respect to such Loaned Shares.

(c)  Lender represents and warrants to Borrower as of the date the Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that all of the Loaned Shares have been approved for listing on Nasdaq Global Select Market, subject to official notice of issuance.

(d) Borrower represents to Lender that it has, or at the time of transfer to the Collateral Agent shall have, the right to grant to Lender, and Lender shall acquire a continuing first priority security interest in the Collateral.

(e)  Lender acknowledges that Borrower is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of this Agreement or the Loan under any accounting standards.

(f)Lender acknowledges that it has received the disclosures attached hereto as Annex A.

(g)  Lender represents and warrants that no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Common Stock due to the nature of Lender’s or any of its subsidiaries’ business (excluding banking laws, rules, regulations or regulatory orders and any other law, rule, regulation or regulatory order that is applicable to Borrower due to the nature of Borrower’s business) in any jurisdiction in which Lender or any subsidiary thereof is organized, conducts business, operates or is licensed on the date hereof would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) solely as a result of Borrower or its affiliates owning or holding (however defined) shares of Common Stock due to the nature of Lender’s or any of its subsidiaries’ business.

(h)  Lender represents and warrants that it is not in possession of any material non-public information regarding Lender or the Common Stock, and is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 under the Exchange Act or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws.

(i)  Lender represents and warrants to Borrower, as of the date the Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”) and Lender would be able to purchase the number of shares of Common Stock lent hereunder in compliance with the corporate law of Lender’s jurisdiction of incorporation.

(j)  Lender represents and warrants to Borrower that, as of the date hereof, and as of the date the Loaned Shares are transferred to Borrower in respect of the Loan hereunder, Lender is not, and will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(k)  Lender represents and warrants to Borrower that Lender (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million as of the date hereof.

(l)  Lender represents and warrants that it (and any successor entity) is, and at any time during which a Loan made pursuant to this Agreement is outstanding will be, a United States person within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(m)  Borrower represents and warrants that it (and any successor entity) is, and at any time during which a Loan made pursuant to this Agreement is outstanding will be, a United States person within the meaning of Section 7701(a)(30) of the Code.

(n)  Borrower represents and warrants to Lender that any shares of Common Stock that Borrower transfers to Lender in respect of any Loan termination, and any property or securities comprising any Non-Cash Distribution that Borrower transfers to Lender, in each case, shall be made free from any lien, charge, claim or other encumbrance or restrictions (other than (x) a lien, charge, claim or other encumbrance or restriction routinely imposed on all securities by the relevant Clearance System and (y) any lien, charge, claim or other encumbrance or restriction (i) in the case of any shares of Common Stock, that exists in respect to all outstanding shares of Common Stock and (ii) in the case of any property or securities comprising any Non-Cash Distribution, that exists in respect of all such property or securities so distributed).

(o) The representations and warranties of Borrower and Lender under this Section 8 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 9. Covenants.

(a)  The parties hereto acknowledge that Borrower has informed Lender that Borrower is a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code. The parties hereto further acknowledge and agree that (i) the Loan hereunder is intended to be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code; (ii) each and every transfer of funds, securities and other property under this Agreement is intended to be a “transfer” and a “settlement payment” or a “margin payment,” as such terms are used in Section 546(e) of the Bankruptcy Code; and (iii) Borrower is intended to be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e), 555 and 561 of the Bankruptcy Code.

(b) Lender shall, no later than five Business Days prior to any repurchase of Common Stock, give Borrower a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Outstanding Borrow Percentage as determined on such day after giving effect to such repurchase would be greater than 10.9061% or, after the first such Repurchase Notice, greater by 0.5% than the Outstanding Borrow Percentage included in the immediately preceding Repurchase Notice. The “Outstanding Borrow Percentage” as of any day is the fraction (A) the numerator of which is the aggregate number of Loaned Shares outstanding on such day and (B) the denominator of which is the number of shares of Common Stock outstanding on such day, including such Loaned Shares.

(c)  Lender covenants and agrees that, unless otherwise agreed to by Borrower in writing, Lender shall not, and shall not permit any of its direct or indirect subsidiaries, or any entity or person controlled by Lender, to, directly or indirectly, purchase shares of Common Stock if, after giving effect to such purchase, the Outstanding Borrow Percentage shall be greater than 10.9061%.

(d)  Upon the request of Borrower, Lender shall promptly provide Borrower with a written confirmation of the number of its outstanding shares of Common Stock as of the date of such request, including Common Stock represented by all outstanding Loaned Shares.

(e)  Borrower covenants and agrees with Lender that, insofar as Borrower or any of its affiliates is the record owner of any Loaned Shares, Borrower shall use good faith efforts to use such Loaned Shares solely for the purpose of directly or indirectly facilitating the sale of the Exchangeable Notes and hedging activities (including short sales of such Loaned Shares) relating to the Exchangeable Notes by the holders thereof.

(f)  Lender covenants and agrees that upon the occurrence of any event described in the definition of “Common Stock” that results in the right of holders of Common Stock to receive more than one type of consideration based upon any form of shareholder election, Lender shall notify Borrower promptly (but in any case prior to the effective date of such event) of the weighted average of the types and amounts of consideration actually received by the holders of the Common Stock.

(g)  Borrower and Lender (and each of their respective successors or permitted assigns) agree to deliver the following documents, as applicable:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Borrower	A complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto).	(A) Prior to becoming a party to this Agreement and (B) promptly upon learning that any form or other document previously provided to Collateral Agent or Lender has become obsolete or incorrect.
Lender	A complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto).	(A) Prior to becoming a party to this Agreement and (B) promptly upon learning that any form or other document previously provided to Borrower has become obsolete or incorrect.

Section 10. Events of Default. The Loan may, at the option of Lender (in the case of a Default by Borrower) or Borrower (in the case of a Default by Lender) by a written notice to the other parties (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in Section 10(e) or 10(f) below), be terminated (1) immediately on the occurrence of any of the events set forth in Section 10(e) or 10(f) below or (2) two Business Days following such notice on the occurrence of any of the other events set forth below (each, a “Default”):

(a)  Subject to Section 11 below, Borrower fails to deliver Loaned Shares to Lender as required by Section 5;

(b)  Borrower (subject to the last sentence of Section 6(b)) or Lender fails to deliver or pay to Lender or Borrower, respectively, when due any cash, securities or other property as required by Section 6 or otherwise;

(c)  Borrower or Lender fails to transfer or return Collateral when due as required by Section 3 and Section 4 or otherwise;

(d)  Borrower or Lender fails to pay Lender or Borrower, respectively, any amount when due as required by Section 11;

(e)  the filing by or on behalf of Lender or Borrower of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by such party for, or consent or acquiescence to, the appointment of a receiver, trustee, conservatory, custodian or similar official of such party, or of all or a substantial part of its property; or the making by such party of a general assignment for the benefit of creditors; or the admission by such party in writing of its inability to pay its debts as they become due;

(f)  the filing of any involuntary petition against Lender or Borrower in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over such party or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of such party or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such party; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(g)  Lender fails to provide any indemnity as required by Section 14; provided that Borrower may waive such Default by Lender in its sole discretion;

(h)  Borrower or Lender notifies Lender or Borrower, respectively, of its inability to or intention not to perform its obligations hereunder or otherwise disaffirms, fails to perform, rejects or repudiates any of its obligations hereunder; or

(i)  any representation made by Borrower or Lender under this Agreement shall be incorrect or untrue in any material respect when made or Borrower or Lender fails to comply in any material respect with any of its covenants under this Agreement.

Section 11. Right to Extend; Lender’s Remedies.

(a) Except to the extent the Loan is terminated pursuant to Section 5(c) as a result of a Default by Borrower, Borrower may, following the termination of all or any portion of the Loan pursuant to Section 5, delay the date on which the related Loaned Shares are due to Lender for up to an additional 75 Business Days (the “Settlement Due Date”, as so delayed to the extent applicable), with respect to some or all (as the case may be) of such Loaned Shares, if Borrower reasonably determines in good faith based on the advice of counsel that such extension with respect to some or all (as the case may be) of such Loaned Shares is reasonably necessary to enable Borrower (or any of its affiliates) to effect purchases of Common Stock related to the delivery of Loaned Shares due to Lender in connection with this Agreement in a manner that (x) would be in compliance with (i) legal and regulatory requirements or related policies and procedures applicable to Borrower or such affiliates in purchasing such shares of Common Stock or (ii) legal and regulatory requirements that would be applicable if Borrower were deemed to be Lender or an affiliated purchaser of Lender in purchasing such shares of Common Stock and (y) shall not be commercially impracticable, as a result of illiquidity in the relevant market or otherwise, in the reasonable judgment of Borrower, in the time period required by Section 5.

(b)  Upon the termination of the Loan by Lender or Borrower under Section 10, Borrower may, with the prior written consent of Lender (solely in the case of a termination of the Loan by Lender), in lieu of the delivery of Loaned Shares to Lender in accordance with Section 5(c), pay to Lender, no later than five Business Days following notice of such Default, an amount in immediately available funds (the “Replacement Cash”) equal to the Market Value of the Loaned Shares otherwise required to be delivered as of the date of such notice of Default; provided that Borrower may (and at the instruction of Borrower, Lender shall) direct the Collateral Agent to deliver to Lender any Collateral held by the Collateral Agent in respect of the Loan so terminated and, to the extent the Market Value of any such Collateral delivered to Lender is less than the required amount of Replacement Cash, pay to Lender such difference in immediately available funds. Any Collateral in respect of the Loan so terminated that is not so delivered to Lender pursuant to this subsection shall, upon payment in full of the Replacement Cash to Lender, be immediately delivered by Collateral Agent to Borrower and Lender shall deliver any required instruction to Collateral Agent accordingly.

(c)If, upon the termination of the Loan as a result of a Default by Borrower under Section 5(c), the purchase of Common Stock in an amount equal to all or any portion of the Loaned Shares to be delivered to Lender by Borrower in accordance with Section 5(c) of this Agreement (i) shall be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject or any related policies and procedures, (ii) shall violate, or would upon such purchase reasonably likely violate, any order or prohibition of any court, tribunal or other governmental authority, (iii) shall require the prior consent of any court, tribunal or governmental authority prior to any such repurchase, (iv) would subject Borrower, based on the advice of counsel to the Borrower, to any liability or potential liability under any applicable federal securities laws (including, without limitation, Section 16 of the Exchange Act) or (v) shall be commercially impracticable in the time period required by Section 5(c), in the commercially reasonable judgment of Borrower as a result of a demonstrable legal or regulatory impediment (including regulations of self-regulatory organizations) to such purchases (each of (i), (ii), (iii), (iv) and (v), a “Legal Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon Borrower’s obligations under Section 5(c) shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, Borrower shall use commercially reasonable efforts, subject to applicable law and regulation and its and its affiliates’ policies and procedures, to remove or cure the Legal Obstacle as promptly as reasonably practicable; provided that (except in circumstances where the Legal Obstacle resulted from the failure by Borrower to comply with applicable securities laws or regulations) Lender shall promptly reimburse all reasonable actual out-of-pocket costs and expenses (including of legal counsel to Borrower) incurred or, at Borrower’s election, provide reasonably adequate surety or guarantee for any such costs and expenses that may be incurred by Borrower, in each case, in removing or curing such Legal Obstacle; and provided further that, if Borrower cannot remove or cure the Legal Obstacle within ten Business Days, then Lender shall have the right, exercisable in its sole discretion, to (x) notify Borrower of its election that Borrower pay to Lender, in lieu of the Loaned Shares otherwise due in accordance with Section 5(c), Replacement Cash in an amount equal to the Market Value as of the date of such notice of the Loaned Shares otherwise due and (y) direct the Collateral Agent to, and the Collateral Agent upon receipt of the written request of Lender (with a copy to Borrower but without any further consent of Borrower) shall, release to Lender an amount of Collateral with a market value as of the date of such notice to Borrower equal to the amount of such Replacement Cash, whereupon the Borrower’s obligation to return the specified number of Loaned Shares to the Lender or to pay such Replacement Cash shall be automatically extinguished.

(d)  If Borrower shall fail to deliver Loaned Shares to Lender pursuant to Section 5(c) when due or shall fail to pay the Replacement Cash to Lender when due in accordance with Section 11(b) or (c) above, then, in either case, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like amount of Loaned Shares (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner. To the extent Lender shall exercise such right, (i) Borrower’s obligation to return a like amount of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of Replacement Shares, (ii) Lender shall have the right to direct the Collateral Agent to sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and (iii) Lender shall have the right to apply and set off the Collateral and any proceeds thereof (including any amounts drawn under a letter of credit supporting the Loan) against the payment of the purchase price for such Replacement Shares (plus all other amounts, if any, due to Lender hereunder). In the event that (x) the purchase price of Replacement Shares (plus all other amounts, if any, due to Lender hereunder) exceeds (y) the Market Value of the Collateral, Borrower shall be liable to Lender for the amount of such excess. The purchase price of Replacement Shares purchased under this Section 11 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, brokers’ fees and commissions and all other reasonable costs, fees and expenses related to such purchase and sale. In the event Lender exercises its rights under this Section 11, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Shares or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of Replacement Shares or sale of Collateral for an amount equal to the Closing Price of the Common Stock on the date Lender elects to exercise this remedy. Upon the satisfaction of all Borrower’s obligations hereunder, any remaining Collateral shall be returned to Borrower and Lender shall deliver any required instruction to Collateral Agent accordingly.

(e)  If upon Lender’s instruction the Collateral Agent fails to transfer Collateral, if any, to Borrower when due as required by Section 3 and Section 4, or if a Default shall occur with respect to Lender, then Borrower shall have the right (without further notice to Lender) to (i) purchase a like amount of Collateral (which amount may be all of the Collateral in the case of a Default with respect to Lender) (“Replacement Collateral”) in the principal market for such Collateral in a commercially reasonable manner, (ii) sell a like amount of Loaned Shares in the principal market for such Loaned Shares in a commercially reasonable manner and (iii) apply and set off Borrower’s obligation to return such Loaned Shares and any proceeds thereof against the payment of the purchase price for such Replacement Collateral, Lender’s obligation to return any cash or other Collateral to Borrower and any amounts due to Borrower under this Agreement. To the extent Borrower shall exercise such right, Lender’s obligation to return a like amount of Collateral shall terminate. In the event that (i) the purchase price of Replacement Collateral (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the sale price of the Loaned Shares, Lender shall be liable to Borrower for the amount of such excess. The purchase price of Replacement Collateral purchased under this Section 11 shall include, and the proceeds of any sale of Loaned Shares shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase and sale. In the event Borrower exercises its rights under this Section 11, Borrower may elect in its sole discretion, in lieu of selling all or a portion of the Loaned Shares or purchasing all or a portion of the Replacement Collateral, to be deemed to have made, respectively, such sale of Loaned Shares or such purchase of the Replacement Collateral for an amount equal to the Closing Price of the Loaned Shares or the Market Value of the Collateral, respectively, on the date Borrower elects to exercise this remedy. Upon the satisfaction of all Lender’s obligations hereunder, any remaining Loaned Shares shall be returned to Lender and Lender may direct the Lending Agent accordingly.

(f)  Notwithstanding anything to the contrary, the parties hereto agree that no special, indirect or consequential damages shall be due in connection with, arising out of, or in relation to this Agreement.

Section 12. Taxes.

(a) All transfer taxes with respect to the transfer of the Loaned Shares by Lender to Borrower and by Borrower to Lender upon termination of the Loan and with respect to the transfer of Collateral by Borrower to Collateral Agent and by Collateral Agent to Borrower upon termination of the Loan or pursuant to Section 3(e) or Section 4 shall be paid by Lender.

(b) Any and all payments by or on account of any obligation of any party in respect of this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes or withholdings, unless required under applicable law. To the extent that amounts are so withheld and paid to the proper taxing authority pursuant to any applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made.

Section 13. Transfers.

(a)  All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to Borrower’s “securities account” (within the meaning of Section 8-501 of the UCC) designated by Borrower and maintained with such Clearing Organization. All transfers of Loaned Shares to Lender hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to Lender’s “securities account” (within the meaning of Section 8-501 of the UCC) designated by Lender and maintained with such Clearing Organization; provided that, if Lender does not provide all relevant details with respect to such “securities account” to Borrower promptly upon request, Borrower shall be deemed to have satisfied its obligation to transfer Loaned Shares to Lender under Section 5 upon its notice to Lender that such Loaned Shares are available for transfer, and thereafter Borrower shall be deemed to hold the same as bailee of Lender. In every transfer of Loaned Shares hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer. Notwithstanding anything to the contrary in the forgoing, if required by the Lending Agent (as defined below), the Loaned Shares shall, subject to the terms of this Agreement (including Section 2(b) hereunder) be delivered to Borrower by Lender by crediting such Loaned Shares to the “Lending Account” (as defined in the SSLA), and Borrower borrowing such Loaned Shares from the Lending Account pursuant to the JPM Lending Agreements and the procedures of the Lending Agent.

(b)  All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c)  A transfer of securities or cash may be effected under this Section 13 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 17 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer, in which case under clause (i) or (ii), such transfer shall be made on the immediately following day on which such exceptions are not in effect.

(d)  To the extent permitted by law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by any party without the prior written consent of the other parties; provided that, subject to Section 9(g), Borrower may, without the consent of Lender, transfer or assign all or any part of its rights or obligations under this Agreement to any of Borrower’s affiliates (i) if Borrower determines that such transfer is required or advisable in light of legal and regulatory requirements or related policies and procedures applicable to Borrower or its affiliates or (ii) if, absent such transfer, Borrower or any of its affiliates would incur a materially increased cost or other increased expense (compared to such cost of expenses as of the date hereof) or would experience any other material adverse effect so long as such transfer or assignment would not reasonably be expected to result in materially adverse tax consequences for Lender and (x) such affiliate has a long-term issuer rating that is equal to or better than Borrower’s credit rating at the time of such transfer or assignment, (y) such affiliate’s obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Borrower generally for similar transactions, by Borrower or JPMorgan Chase & Co. or (z) such affiliate has a long-term issuer rating equal to or better than A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”) or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Borrower and Lender. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and permitted assigns; provided further, that such affiliate shall be a United States persons within the meaning of Section 7701(a)(30) of the Code and the Lender will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any tax, receive from the transferee or assignee an amount or a number of Loaned Shares, as applicable, lower than the amount or the number of Loaned Shares, as applicable, that Lender would have been entitled to receive in the absence of such transfer. Any purported transfer that is not in compliance with this Section 13(d) shall be null and void.

Section 14. Indemnification.

(a)  Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers and employees from and against any and all liabilities, judgments, claims, settlements, losses, damages and other expenses (including, without limitation, direct losses relating to Borrower’s market activities as a consequence of becoming subject to Section 16(b) under the Exchange Act, and including, without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) (collectively, “Losses”) incurred or suffered by any such person or entity directly arising from (i) any material breach by Lender of any of its representations or warranties contained in Section 8 or (ii) any material breach by Lender of any of its covenants or agreements in this Agreement; provided, however, that Lender shall not be liable for any Losses arising from (A) any material breach by Borrower of any of its representations or warranties contained in Section 8 or (B) any material breach by Borrower of any of its covenants or agreements in this Agreement.

(b)  In case any claim or litigation which might give rise to any obligation of Lender under this Section 14 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall within five Business Days notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 14. Such response shall be delivered no later than 45 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 45 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(c)  An Indemnifying Party shall be entitled to participate in and, if (i) in the good faith judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 14 without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Nothing in this subsection (c) shall be deemed to limit, or be a waiver of either party in respect of, this Section 14.

Section 15. Termination of Agreement.

(a)  This Agreement may be terminated (i) at any time by the written agreement of Lender and Borrower, (ii) by Lender (upon the occurrence of a Default with respect to Borrower) or Borrower (upon the occurrence of a Default with respect to Lender), or (iii) otherwise as specified in Section 5.

(b)  Unless otherwise agreed by Borrower and Lender, the provisions of this Agreement shall survive the termination of this Agreement.

Section 16. Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

Section 17. Notices.

(a)  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b)  All such notices and other communications shall be directed to the following address:

(i)  If to Borrower to:

J.P. Morgan Securities LLC

EDG Marketing Support

Email: edg_notices@jpmorgan.com

edg.us.flow.corporates.mo@jpmorgan.com

Facsimile No: 1-866-886-4506

With a copy to:

Attention: Santosh Sreenivasan

Title: Managing Director

Telephone No: (212) 622-5604

Email: santosh.sreenivasan@jpmorgan.com

(ii)  If to Lender to:

The Hertz Corporation

8501 Williams Road,

Estero, FL 33928

Fax: +1.866.444.2755

Attention: Christopher M. Murphy; Adrian Nasr,

Email: christopher.murphy2@hertz.com; adrian.nasr@hertz.com

or, in the case of any party, at such other address as may be designated by written notice to the other parties.

Section 18. Governing Law; Submission To Jurisdiction; Severability.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b)  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c)  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)  To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(e)  For purposes of the UCC, New York is the jurisdiction of the Collateral Agent in its capacity as securities intermediary with respect to the Collateral and the Collateral Account.

Section 19. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

Section 20. [Reserved].

Section 21.Borrower and Lender each acknowledge that (i) Lender has entered into a Special Securities Lending Agreement (together with the “DCA” and the other documents and agreements referenced therein, the “SSLA”) on or about the date of this Agreement with JPMorgan Chase Bank, National Association (when acting in capacity as lending agent under the SSLA, the “Lending Agent”, and when acting in connection with the holding and receipt of collateral or exercise of remedies under the SSLA, the “Collateral Agent”) in order to facilitate the payments, deliveries and collateral and custodial arrangements contemplated by this Agreement, and (ii) Borrower and JPMorgan Chase Bank, National Association (or their predecessor entities) have entered into a Master Securities Lending Agreement dated as of July 1, 1983 (as amended, supplemented, or otherwise modified from time to time, the “MSLA”), which MSLA constitutes the “Borrower Agreement” under the SSLA (the SSLA and the MSLA together, the “JPM Lending Agreements”). Lender agrees that, as contemplated by the MSLA, Borrower and JPMorgan Chase Bank, National Association, as managing agent or trustee under the MSLA, are expected shortly following the execution of this Agreement to enter into documentation (the “MSLA Confirmation”) to confirm the final terms of the “Loan” under the MSLA entered into in order to effect the Loan and other transactions contemplated by this Agreement, and that such MSLA Confirmation may include modifications to the terms of the MSLA applicable to such “Loan” under the MSLA. Lender hereby agrees that to the extent that the terms of the MSLA Confirmation conflict with or are inconsistent with the terms of this Agreement, then the terms of the MSLA Confirmation shall prevail over the terms of this Agreement and the terms of this Agreement shall be deemed amended and modified by the terms of the MSLA to eliminate such conflict or inconsistency, and Lender agrees that such amended and modified terms shall be binding on Lender without any action by or on behalf of Lender. Lender furthermore agrees to enter into any written amendments reasonably required by the Borrower to evidence such amendments and modifications; provided that the amendments and modifications in the immediately preceding sentence shall be effective irrespective of whether or not any such written amendments are entered into. Each of the parties hereto furthermore agrees that the SSLA is an agency agreement and that the parties shall give, or omit to give, such instructions to the Lending Agent as are necessary so that actions taken under the SSLA are consistent with this Agreement, as this Agreement may be amended and modified as contemplated above. Without limiting the generality of the foregoing, (i) Lender shall not take any of the actions specified under “Sale of Securities on Loan” of the SSLA or exercise any right under “Termination of Agreement” under the SSLA unless and until this Agreement has been terminated and all obligations of the parties satisfied in full, (ii) any cash or non-cash distributions payable or deliverable to Lender shall be paid or delivered at such times and in such amounts as specified herein and (iii) Lender will not take any of the actions set forth in “Borrower Default” under the SSLA except in connection with an exercise of remedies under this Agreement.

Section 22.U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the Borrower shall be deemed a Regulated Entity and Lender shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes this Agreement shall be deemed a Covered Agreement, JPMorgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Borrower shall be deemed a “Covered Entity” and Lender shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to JPMorgan replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

IN WITNESS WHEREOF, the parties hereto have executed this Share Lending Agreement as of the date and year first above written.

HERTZ GLOBAL HOLDINGS, INC. as Lender

By:	/s/ Scott Haralson
Name: Scott Haralson
Title: Chief Financial Officer

[Signature Page to Share Lending Agreement]

J.P. MORGAN SECURITIES LLC, as Borrower

By:	/s/ Suraj Vasishtha
Name: Suraj Vasishtha
Title: Executive Director

[Signature Page to Share Lending Agreement]

ANNEX A

IMPORTANT RISK DISCLOSURES
WITH RESPECT TO FULLY PAID OR
EXCESS MARGIN SECURITIES
LENDING TRANSACTIONS1

Please read these important disclosures carefully before agreeing to lend any of your fully paid securities or excess margin securities (the “Loaned Securities”) to J.P. Morgan Securities LLC (“we” or “JPMS”) pursuant to the Share Lending Agreement (the “Agreement”) to which this Annex A is attached. These disclosures are intended to be read in conjunction with the Agreement between you and JPMS, which must be executed prior to entering into, and which governs, any loans of Loaned Securities to JPMS. These disclosures describe important characteristics of, and risks associated with engaging in, securities lending transactions:

1.	THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 (“SIPA”) MAY NOT PROTECT YOU WITH RESPECT TO LOANED SECURITIES AND, THEREFORE, THE COLLATERAL DELIVERED TO YOU MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF JPMS’S OBLIGATIONS IN THE EVENT JPMS FAILS TO RETURN THE LOANED SECURITIES.

2.	Loss of Rights with Respect to Loaned Securities. While a securities loan is outstanding, and until Loaned Securities are credited back to your account upon termination of a loan, you will cease to own the Loaned Securities and will not have the right to sell the Loaned Securities. However, you retain a contractual right to the return of the Loaned Securities and, accordingly, continue to have market exposure with respect to the Loaned Securities.

3.	JPMS Compensation with Respect to Loaned Securities. JPMS and its associated persons will receive compensation in connection with the use of your Loaned Securities, including in connection with facilitating settlement of short sales by JPMS, its affiliates and/or its customers.

The key factor in determining the amount of such compensation JPMS and its associated persons will receive from using your Loaned Securities is the availability of the securities for lending in the marketplace relative to the demand to borrow such securities. JPMS has an opportunity to earn more compensation when the securities become limited in supply relative to demand (i.e., become “hard to borrow” securities)

1 These disclosures are designed to satisfy the requirements of FINRA Rule 4330(b)(2)(B).

4.	Your Compensation with Respect to Loaned Securities. JPMS will not pay you any fee for the borrowing of the Loaned Securities, other than the nominal Loan Processing Fee. You have agreed to loan the Loaned Securities to JPMS in consideration of the benefits you will receive in connection with the offer and sale of exchangeable notes for which JPMS is acting as an underwriter.

5.	Collateral for Loaned Securities. Pursuant to the Agreement, in exchange for the Loaned Securities, JPMS will provide you (or, in the alternative, pledge to you in an account maintained by a custodian) with either cash collateral or a form of non-cash collateral permissible under Rule 15c3-3(b)(3)(iii)(B) of the Securities Exchange Act of 1934 and related SEC guidance.

Pursuant to the Agreement and applicable regulations, JPMS will mark the Loaned Securities to market at the close of trading on each business day and, if necessary, will transfer additional collateral no later than the close of business on the next business day so that the market value of the collateral is equal to the market value of the Loaned Securities. If JPMS defaults and the market value of the Loaned Securities increases in value on the day JPMS defaults, the cash collateral provided by JPMS may be insufficient to fully collateralize the Loaned Securities. If JPMS collateralizes the Loaned Securities with securities collateral, the securities collateral will be subject to market risk, and therefore may not be sufficient to replace the full value of Loaned Securities should JPMS default.

SHOULD JPMS POST SECURITIES COLLATERAL AS PERMITTED BY APPLICABLE LAW, SOME SECURITIES PROVIDED BY JPMS AS COLLATERAL UNDER THE SLA MAY NOT BE GUARANTEED BY THE UNITED STATES.

6.	Permitted Purpose to Borrow Loaned Securities. JPMS may borrow the Loaned Securities for any purpose permitted under Regulation T, including to make and facilitate short sales. Use of the Loaned Securities to make or facilitate short sales could put downward pressure on the price of the Loaned Securities.

7.	“Hard to Borrow” Determination. Loaned Securities may be, or may become, “hard to borrow” because of short selling or scarcity of available lending supply or corporate events that may impact liquidity in a security.

8.	Loaned Securities / Short Sales. You are under no obligation to enter into a securities loan with JPMS and may elect not to allow your Loaned Securities to be used in connection with short sales or any other permitted purpose by not agreeing to enter into the Agreement.

9.	Potential Tax Implication with Respect to Loaned Securities. During the term of any securities loan, you are entitled to receive the amount of all dividends and distributions made on or in respect of the Loaned Securities. However, you will receive manufactured payments (e.g., cash substitute payments) in lieu of receiving dividends or distributions directly from the issuer (or in some cases involving non-cash distributions, we may adjust the number of Loaned Shares to account for the value of the relevant distribution). Certain unique distributions may not be capable of being exactly replicated as a manufactured payment by JPMS.

(a)  Cash payments, and the fair value of non-cash payments, in lieu of dividends may be taxable to you, and you may not be entitled to any exemption or preference with respect to these amounts.  Adjustments to the number of Loaned Shares in lieu of non-cash dividends could also be taxable to you.

(b)  You should consult a tax advisor regarding the tax implications of entering into a securities loan with JPMS, including, but not limited to: treatment of cash-in-lieu payments and adjustments to the number of Loaned Shares under U.S. state tax laws and the Internal Revenue Code, as well as any foreign tax regulations and the treatment of interest received on cash collateral.

10.	JPMS Right to Terminate. JPMS shall have the right to terminate all or any portion of the securities loan at any time. In addition, JPMS shall have the right to liquidate the securities loan if a default, as defined in the Agreement, occurs with respect to you. A default includes, but is not limited to, if you:

(a)  are subject to certain voluntary or involuntary bankruptcy- or insolvency-related events; or

(b)  fail to comply with your obligation under the Agreement to return collateral to JPMS when due;

(c)  fail to provide any indemnity as required by the Agreement;

(d)  notify JPMS of your inability or intention not to perform your obligations under the SLA; or

(e)  breach your representations and warranties or covenants in the Agreement.